Company Number: 1885527

ReTo Eco-Solutions, Inc.

CERTIFIED COPY OF EXTRACT OF RESOLUTIONS
ADOPTED BY THE DIRECTORS
PURSUANT TO THE MEMORANDUM AND
ARTICLES OF ASSOCIATION OF THE COMPANY
ON THE 31ST DAY OF JULY 2023

Increase in authorised shares

it is proposed that Clause 6.2 of the Memorandum be deleted in its entirety and replaced with the following (the **Amendment**):

"6.2 The Company is authorized to issue an unlimited number of shares of a single class each with a par value of US$0.01."

Dated this 1st day of August, 2023

REGISTRAR OF CORPORATE AFFAIRS
BVI FINANCIAL SERVICES COMMISSION

____
Vistra (BVI) Limited
Registered Agent

(Resolutions dated 31st day of July, 2023 and filed on 1st day of August, 2023)